EXHIBIT 99.1

American Dental Partners, Inc.

201 Edgewater Drive, Suite 285

Wakefield, MA 01880

Phone: 781/224-0880                                    Fax: 781/224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Breht T. Feigh
	Chairman, President and	Executive Vice President,
	Chief Executive Officer	Chief Financial Officer and Treasurer
	781-224-0880	781-224-0880

AMERICAN DENTAL PARTNERS ANNOUNCES SALE OF STOCK BY

SUMMIT PARTNERS

WAKEFIELD, MASSACHUSETTS – April 16, 2004 - American Dental Partners, Inc., (NASDAQ: ADPI) announced today that Summit Partners, the owner of approximately 32% of ADPI’s common stock, has sold all of its shares of the Company’s Common Stock for approximately $36 million, pursuant to a registration statement filed by the Company with the Securities and Exchange Commission. There was no underwriter involved in the sales. The Company did not receive any proceeds from the sale of shares by Summit Partners.

Martin J. Mannion, a Director of American Dental Partners and a Managing Partner of Summit Partners, stated, “Summit Partners purchased ADPI shares in January 1996, prior to ADPI’s initial public offering. As a private equity and venture capital firm, our objective is to provide capital and strategic advice to growth-oriented companies like American Dental Partners. While we are long-term investors, our investment horizon is finite based on the life of our respective investment funds. Our sale of shares in American Dental Partners is reflective of this finite life.” Mr. Mannion will remain an active member of the Company’s Board of Directors.

“The support of Summit Partners has contributed to the successful implementation of our business strategy over the last several years. The sale of the 2,361,762 shares of Common Stock by Summit Partners will increase our public float, and we expect that it will also increase the number of institutional holders of our stock. We look forward to Marty Mannion’s continued support and valued guidance as a member of our Board of Directors,” said Gregory A. Serrao, Chairman, President and Chief Executive Officer.

The offering of the shares by Summit Partners is by prospectus only and a copy of the prospectus can be obtained from the Company upon request.

American Dental Partners is one of the nation’s leading business partners to dental group practices. The Company is affiliated with 19 dental group practices which have 171 dental facilities with approximately 1,520 operatories located in 17 states.

Note: Some of the information in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions, among others, identify forward-looking statements. Forward-looking statements speak only as of the date the statement was made. Such forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied. Certain factors that might cause such a difference include, among others, the Company’s risks associated with overall or regional economic conditions, contracts its affiliated dental group practices have with third party payors and the impact of any terminations or potential terminations of such contracts, the cost of and access to capital, fluctuations in labor markets, the Company’s acquisition and affiliation strategy, management of rapid growth, dependence upon affiliated dental group practices, dependence upon service agreements and government regulation of the dental industry. Additional risks, uncertainties and other factors are set forth in the “Risk Factors” section of the Company’s Registration Statement on Form S-4 (File No. 333-56941).